Exhibit 99.1

For Further Information:

The Walking Company Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.thewalkingcompany.com
www.bigdogs.com
CONTACT:
Alexis Dilg
Investor Information
(805) 963-8727, ext. 1303
alexisd@bigdogs.com

For Immediate Release:
March 27, 2009

The Walking Company Holdings, Inc. Receives Letter from NASDAQ Regarding its Delisting

Santa Barbara, California – March 27, 2009.  The Walking Company Holdings, Inc. (NASDAQ: WALK; www.thewalkingcompany.com; www.bigdogs.com) (the “Company”) today announced that, as a result of the actions it has taken in connection with its voluntary delisting from NASDAQ, it has received a NASDAQ deficiency letter on March 20, 2009 indicating that the Company now fails to comply with the audit committee requirements set forth in Marketplace Rule 4350(d)(2), which requires a listed company to have an audit committee composed of at least three independent directors.

The deficiency results from the Company's plan, as a cost-savings measure, to delist its stock from NASDAQ and deregister under the Securities Exchange Act, such that it will no longer file public statements with the SEC.  Since the Company will no longer be a reporting company to the SEC, it decided to reduce the size of its Board of Directors. As a result of those resignations which were announced in early March, the Company had only one remaining audit committee member, David Walsh, and was not in compliance with the Marketplace Rule 4350(d)(2) which requires companies have three independent directors on their audit committees.

About the Walking Company Holdings, Inc.

The Walking Company Holdings, Inc. consists of its The Walking Company and Big Dogs subsidiaries.  The Walking Company (“TWC”) is a leading independent specialty retailer of high-quality, technically designed comfort footwear and accessories that features premium brands such as ECCO, Mephisto, Dansko, Uggs, and MBT, among many others.  These products have particular appeal to one of the largest and most rapidly growing demographics in the nation.  The Walking Company operates 201 stores in premium malls across the nation.   Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including active wear, casual sportswear, accessories and gifts.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, statements as to plans to delist from NASDAQ and  deregister from the SEC and the timing thereof. These and other risks are more fully described in the Company's filings with the SEC.